EXHIBIT 10.1

Caterpillar Inc. 2023 Long-Term Incentive Plan Restricted Stock Unit Award Notice
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    Grant Date:    %%OPTION_DATE,'Month DD, YYYY'%-%
    Grant Number:    %%OPTION_NUMBER%-%
    Units Granted:    %%TOTAL_SHARES_GRANTED,'999,999,999'%-%

The Board of Directors of Caterpillar Inc. (the “Company”) has granted you the number of restricted stock units (“RSUs”) specified above on the date specified above (the “Grant Date”) pursuant to, and subject to the restrictions, terms and conditions set forth in, the Caterpillar Inc. 2023 Long-Term Incentive Plan (the “Plan”). This Award Notice and the Plan specify the material terms and provisions applicable to such restricted stock unit award (the “RSU Award”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

Vesting
Except to the extent the RSUs are forfeited upon your termination of employment as provided below, the RSUs will become vested in the amounts and on the vesting date(s) specified below (each such date, a “Vesting Date”).

Vesting Date            Units Vesting
%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%    %%SHARES_PERIOD1%-%
%%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%    %%SHARES_PERIOD2%-%
%%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%    %%SHARES_PERIOD3%-%

As soon as administratively practicable, but not later than 60 days, after the applicable Vesting Date, the Company shall issue or deliver to you, subject to the conditions of this Award Notice, unrestricted shares of Common Stock equal to the number of RSUs that become vested, rounded up or down to the nearest whole number, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements.

If you terminate employment prior to the date the RSUs have become fully vested for any reason other than Long-Service Separation, death or in connection with a Change in Control (as described more fully below), the unvested RSUs will be forfeited. Your RSU Award is also subject to certain additional forfeiture conditions set forth in the Plan and this Award Notice.
Voting Rights
During the period between the Grant Date and the date any RSUs become vested and the shares subject to such RSUs are issued or delivered to you (the “Restriction Period”), you are not entitled to any voting rights with respect to such RSUs. From and after the date shares are actually issued or delivered, you then will have full voting rights with respect to those shares.

Dividend Equivalents; Dividends
On each date that a cash dividend is paid to holders of Common Stock, an amount equal to the cash dividend that is paid on each share of Common Stock, multiplied by the number of RSUs that remain unvested and outstanding as of the dividend payment date (the “Dividend Equivalent Amount”) shall be credited for your benefit. Unless otherwise determined by the Board or Committee in its discretion, the aggregate Dividend Equivalent Amount, if any, credited to you shall be converted into an additional number of RSUs determined by dividing the Dividend Equivalent Amount by the Fair Market Value of a share of Common Stock on the dividend payment date (the “Dividend Equivalent RSUs”). The Dividend Equivalent RSUs, if any, will vest on the same Vesting Date corresponding to the underlying RSUs with respect to which the Dividend Equivalent RSUs were credited, and will otherwise be subject to the same conditions applicable to the underlying RSUs, including, without limitation, the provisions governing time and form of settlement; provided however, that Dividend Equivalent RSUs will not accrue on Dividend Equivalent RSUs. Unless expressly provided otherwise, as used elsewhere in this Award Notice “RSUs” shall include any Dividend Equivalent RSUs that have been credited to you. From and after the

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date shares of Common Stock are actually issued or delivered upon settlement of the RSUs, you then will have dividend rights with respect to those shares.

Termination of Employment
Your termination of employment with the Company prior to the date the RSUs become fully vested will impact the unvested RSUs as follows:
•Long-Service Separation
If your employment with the Company terminates at least six months after the Grant Date by reason of Long-Service Separation (as defined below), your unvested RSUs will continue to become vested as of each Vesting Date as though your employment with the Company had continued through the last scheduled Vesting Date, and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the applicable Vesting Date. For purposes of this RSU Award, “Long-Service Separation” means termination of employment for any reason other than for Cause after attainment of age 55 with 5 or more years of continuous service with the Company, as determined by the Company in its sole discretion.
•Death
If your employment with the Company terminates by reason of death, your unvested RSUs will become fully vested and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to your beneficiary or your estate (as applicable), as soon as administratively practicable, but not later than 2½ months, following the date of your death.
•Change in Control
In the event of a Change in Control prior to the end of the Restriction Period pursuant to which your RSU Award is effectively continued, assumed or replaced by the surviving or acquiring corporation in such Change in Control (with appropriate adjustments to the number and kind of shares, in each case, that preserve the material terms and conditions of the outstanding RSU Award as in effect immediately prior to the Change in Control) and your employment is terminated either by the Company or its successor without Cause or by you for Good Reason, as defined in the Plan, within the 24–month period commencing on the date of the Change in Control, your unvested RSUs will immediately become fully vested and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following (1) the applicable Vesting Date; or (2) the date which is six months after the date of your termination of employment, if such date is earlier than the applicable Vesting Date; provided that if you are or will become eligible for Long-Service Separation during the Restriction Period and the Change in Control is not a “change in control event,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), then the unvested RSUs will immediately become fully vested, as provided above, but the shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days following the applicable Vesting Date. In the event of a vesting acceleration event upon a Change in Control pursuant to Section 4.9(a)(ii) or (iii) of the Plan, the shares of Common Stock (or cash amount, as applicable), less any shares (or cash amount, as applicable) withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the date of the Change in Control, provided that if the RSUs are non-qualified deferred compensation subject to Code Section 409A and the Change in Control is not a “change in control event” within the meaning of U.S. Treas. Reg. §1.409A-3(i)(5), the RSUs will vest in accordance with Section 4.9(a)(ii) of the Plan, but the vested portion of the RSUs shall instead be settled in cash (in an amount calculated consistent with the methodology described in Section 4.9(a)(iii)), less any amount withheld to satisfy any applicable income and payroll tax withholding requirements, as soon as administratively practicable, but not later than 60 days following the applicable Vesting Date.
•Other

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If your employment with the Company terminates prior to the date the RSUs become fully vested for any reason other than Long-Service Separation, death or in connection with a Change in Control, all unvested RSUs subject to this RSU Award will lapse and shall be immediately forfeited.

For purposes of this RSU Award, references to employment with the Company shall also mean employment with a Subsidiary. The extent to which you shall be considered employed during any periods during which you are on a leave of absence shall be determined in accordance with Company policy.

Disability
Upon a determination by the Company’s head of Total Rewards that you have a Disability (as defined below), your unvested RSUs will become fully vested and shares of Common Stock, less any shares withheld to satisfy any applicable income and payroll tax withholding requirements, will be issued or delivered to you as soon as administratively practicable, but not later than 60 days, following the date of such determination. For purposes of this RSU Award, “Disability” means that you are unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company’s head of Total Rewards, based upon medical evidence.

Transferability of Award
Subject to certain exceptions set forth in the Plan, the RSU Award may not be assigned, transferred, pledged or hypothecated in any way. The RSU Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect. Note that once RSUs vest and shares of Common Stock are actually issued or delivered, you will have the ability to transfer those shares.

Designation of Beneficiary
To the extent permitted by the Company and the stock plan administrator, you may designate a beneficiary (or beneficiaries) to whom any shares of Common Stock that are issued to your stock plan account with the Company’s stock plan administrator upon the vesting of the RSUs will be paid upon your death. If you do not designate a beneficiary, such shares will be paid to your estate or to such other payee determined in accordance with procedures established by the Company’s stock plan administrator.

Administration of the Plan
The RSU Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this Award Notice and the terms and provisions of the Plan, the provisions of the Plan shall control.

Code Section 409A
It is intended that this Award Notice and the administration of the RSU Award comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated, and other official guidance issued thereunder (“Code Section 409A”), to the extent applicable. The Plan and this Award Notice shall be interpreted and construed on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, no shares may be issued or delivered unless in compliance with Code Section 409A to the extent that Code Section 409A applies. To the extent this Award Notice provides for the RSU Award to be settled by reference to your termination of employment, your employment shall be deemed to have terminated upon your “separation from service,” within the meaning of Code Section 409A. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Notice (and thus the terms of the RSU Award) without your consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Your acceptance of this RSU Award constitutes acknowledgement and consent to such rights of the Committee. This provision does not create an obligation on the part of the Company to modify the terms of this Award Notice or the Plan and does not guarantee that this RSU Award or the delivery of shares of Common Stock upon settlement of the RSU Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. Nothing in this Award Notice shall provide a basis for any person to take any action against the Company or any of its Subsidiaries or affiliates based on

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matters covered by Code Section 409A, including the tax treatment of any amounts paid under this Award Notice, and neither the Company nor any of its Subsidiaries or affiliates will have any liability under any circumstances to you or any other party if the RSU Award, the delivery of shares of Common Stock upon vesting/settlement of the RSU Award or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

Tax Impact
Please refer to the Plan prospectus and support materials for a general description of the tax consequences of an RSU Award. You may also wish to consult with your personal tax advisor regarding how the RSU Award impacts your individual tax situation. Nothing contained in this Award Notice or in the Plan prospectus shall be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid pursuant to this Award Notice.

Withholding
The distribution of shares of Common Stock in connection with the vesting of the RSU Award is a taxable event in many taxing jurisdictions. In some countries, including the United States, the Company is required to withhold taxes upon the taxable event. To satisfy this withholding obligation, you hereby authorize the Company to withhold a number of shares to satisfy the withholding obligation from the shares otherwise to be issued or delivered to you under the RSU Award. The Company may withhold or account for tax withholding obligations by considering statutory withholding amounts or other withholding rates, including up to the maximum rate applicable in your jurisdiction(s). Alternatively, by your acceptance of this RSU Award, you hereby authorize the Company (or your employer), or their respective agents, to select any of the following methods to satisfy withholding obligations upon a taxable event applicable to your RSU Award (i) a cash payment by you to the Company, (ii) your delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously issued whole shares of Common Stock having an aggregate Fair Market Value equal to the amount necessary to satisfy any such obligation, (iii) withholding from proceeds from the sale of shares of Common Stock acquired upon vesting of the RSU Award through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (iv) any other method of withholding determined by the Company and permitted by applicable laws and the Plan; provided, however, that if you are subject to Section 16 of the Exchange Act, you shall be permitted to select among the methods set forth in (i) through (iv) above in lieu of the net share withholding method set forth in the immediately preceding sentence. Notwithstanding the foregoing, the net share withholding method described above will not be used for social security, FICA or other employment tax-related withholding obligations that become payable in a year prior to the year that shares are issued or delivered to you and, instead, you authorize the Company (or your employer) to use a method determined appropriate by the Company and permitted by applicable laws and the Plan.

Compliance with Securities Laws
The RSU Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the RSU Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of shares hereunder, the shares of Common Stock subject to the RSU Award shall not be issued or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

Adjustment of Shares
Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.

Awards Subject to Forfeiture, Clawback and Setoff
The RSU Award is subject to certain forfeiture conditions set forth in the Plan, including pursuant to any policy adopted by the Company as contemplated under the Plan, which in the event such conditions are determined to have occurred, may result in immediate forfeiture and cancellation of your outstanding RSU Award or an

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obligation to repay the Company any amounts that become payable under your RSU Award. Also, you hereby agree that the Company generally may deduct from and set off against any amounts the Company owes to you, including amounts payable in connection with this RSU Award, such amounts you may owe to the Company. To satisfy any recoupment obligation arising under the foregoing provisions, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any shares of Common Stock or other amounts acquired pursuant to the RSU Award to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company upon the Company’s enforcement of any clawback or compensation recovery policy.

Effect on Other Benefits
The RSU Award is not intended to and shall not impact the coverage of or the amount of any other employee benefit plans in which you participate that are sponsored by the Company or any of its Subsidiaries or affiliates.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Award Confers No Rights to Continued Employment
In no event shall the granting of the RSU Award or its acceptance by you, or any provision of the Award Notice or the Plan, give or be deemed to give you any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate your employment at any time.

Decisions of Board or Committee
The Board or the Committee shall have the right to resolve all questions which may arise in connection with the RSU Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this RSU Award shall be final, binding and conclusive.

Successors
This Award Notice shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award Notice or the Plan.

Severability
The invalidity or unenforceability of any particular provision of this Award Notice shall not affect the other provisions hereof and this Award Notice shall be construed in all respects as if such invalid or unenforceable provision was omitted.

Governing Law & Venue
This Award Notice, the RSU Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws. You expressly consent to the exclusive jurisdiction of the federal and state courts serving Irving, Texas for all lawsuits and actions arising out of or relating to the RSU Award and this Award Notice, and you expressly waive any defense that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving Irving, Texas to the exclusion of all other courts.

Entire Agreement
This Award Notice and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof, and except as provided herein, may not be modified adversely to your interest except by means of a writing signed by you and the Company.

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Acceptance of Award
You are required to electronically accept this Award Notice within your stock plan account with the Company’s stock plan administrator according to the procedures then in effect in order to receive the RSU Award. Your acceptance of this Award Notice constitutes acknowledgement of receipt of the Plan and this RSU Award and consent to the terms of the Plan and this Award Notice as described in the Plan and this Award Notice. You have at least 14 calendar days to consider this Award Notice before accepting it, but you may voluntarily waive this period and accept sooner. Please be advised that you may consult with an attorney of your own choosing to seek independent advice before accepting this RSU Award. By accepting this Award Notice, you acknowledge that you have accepted it knowingly and voluntarily and with the full knowledge and understanding of its provisions after being given the opportunity to consult with counsel.

Notices
All notices, requests or other communications provided for in this Award Notice shall be made, if to the Company, to Caterpillar Inc., Equity Compensation Administration, 100 N.E. Adams Street, Peoria, IL 61629-4440 (or, if applicable, to any updated address provided by the Company for such purposes), and if to you, to your last known mailing address on file with the Company’s stock plan administrator. All notices, requests or other communications provided for in this Award Notice shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

Confidentiality
If you disclose or make use of any “confidential information” (as defined below) for your own purpose or for the benefit of any person or entity, except as may be necessary in the ordinary course of your employment with the Company or any of its Subsidiaries, all of your unvested RSUs subject to this RSU Award will lapse and shall be immediately forfeited. For this purpose, “confidential information” means information that could cause harm to the Company, its Subsidiaries or its shareholders if disclosed to unauthorized users especially those outside of the Company and its Subsidiaries.

Post-Employment Restrictions
By accepting this RSU Award, you agree that until 12 months following your termination of employment, you will not directly or indirectly, without the prior written consent of Caterpillar Inc., do any of the following:
i.solicit any business competitive with any Company business from any person or entity who: (a) was a provider or customer to the Company within the 18 months before your termination of employment date and (b) with whom you had contact to further the Company’s business or for whom you performed services, or supervised the provision of services for, during your employment;
ii.hire, employ, recruit or solicit any employee of or consultant to the Company who possesses confidential information of the Company;
iii.induce or influence any employee, consultant, customer or provider to the Company to terminate his, her or its employment or other relationship with the Company;
iv.engage or participate in, or in any way render services or assistance to, any business that competes, directly or indirectly, with any Company product or service that you participated in, engaged in, or had confidential information regarding, in any geographic territory over which you had responsibilities, during the 18 months before your termination of employment date; or
v.assist anyone in any of the activities listed above.

If you engage in any of the activities listed above without the prior written consent of Caterpillar Inc. within the first 12 months following your termination of employment, all unvested RSUs subject to this RSU Award will lapse and shall be immediately forfeited. For avoidance of doubt, any RSUs that would have continued to vest following your termination of employment due to Long Service Separation shall be forfeited and no further shares of Common Stock associated with this RSU Award will be issued or delivered to you.

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The post-employment restrictions above shall not apply to you and will not be enforced by the Company to the extent any laws, rules, codes of professional responsibility or conduct, professional standards or regulations applicable to you and your employment with the Company prohibit such restrictions.

If you reside or work in the State of California, only subsection (ii) above is applicable to you. If you reside or work in the State of Colorado, you further acknowledge that the Company provided you with a separate notice advising you of the above post-employment restrictions in accordance with CRS § 8-2-113.

If you reside or work in the District of Columbia, the District's Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

For purposes of this Post-Employment Restrictions section, “Company” also includes each and all of the Company’s parents, Subsidiaries, and affiliates.

Further Information
For more detailed information about the Plan, please refer to the Plan prospectus or the Plan itself. Copies of these documents can be obtained on the Company’s intranet site. If you do not have intranet access or have any questions regarding the administration of Caterpillar’s equity compensation program, please contact executivecompensation@cat.com.

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